UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Quantum Fuel Systems

Technologies Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Notice of Annual Meeting of Stockholders

To Be Held on September 21, 2006

Quantum Fuel Systems Technologies Worldwide, Inc. will hold its Annual Meeting of Stockholders at the Hyatt Regency Irvine, located at 17900 Jamboree Road, Irvine, California, 92614, on Thursday, September 21, 2006, at 1:30 p.m. local time.

We are holding this meeting for the following purposes as more fully described in the proxy statement accompanying this notice:

•	To elect two Class II directors to our board of directors to serve for a period of three years or until their successors are duly elected and qualified;

•	To ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for our fiscal year ending April 30, 2007; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on August 14, 2006, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of such stockholders will be available for examination by any stockholder at the Annual Meeting for any purpose germane to the Annual Meeting, at our offices at 17872 Cartwright Road, Irvine, California, 92614, for a period of ten days prior to the Annual Meeting.

A copy of our Annual Report for the fiscal year ended April 30, 2006 is included with this mailing. The vote of each stockholder is important. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the enclosed proxy card or vote via the Internet or the toll-free telephone number as instructed on your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. You may revoke your proxy at any time. If you attend the Annual Meeting in person, you may revoke your proxy and vote in person if you wish.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

August 21, 2006

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road,

Irvine, California 92614

PROXY STATEMENT

Annual Meeting of Stockholders

To be held September 21, 2006

INFORMATION REGARDING PROXIES

This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the board of directors of Quantum Fuel Systems Technologies Worldwide, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, September 21, 2006, at 1:30 p.m., local time, at the Hyatt Regency Irvine Hotel, located at 17900 Jamboree Road, Irvine, California, 92614, and at any adjournment thereof.

These proxy materials are being mailed to stockholders commencing on or about August 21, 2006. We will pay the expenses of solicitation of proxies. Solicitation will be by mail. We will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

If the enclosed proxy is properly executed and returned or if the stockholder executes a proxy via the Internet or the toll-free number provided on the proxy card, it will be voted in accordance with the instructions specified thereon. Any proxy for which no direction is specified will be voted in favor of the election of all of the nominees named in this proxy statement and in favor of Proposal 2, as applicable. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters. Execution of the proxy will not in any way affect a stockholder’s right to attend the Annual Meeting or prevent voting in person. A proxy may be revoked at any time by (i) delivering written notice of revocation to our Corporate Secretary before it is voted; (ii) filing with us a duly executed proxy bearing a later date prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.

Only stockholders of record at the close of business on August 14, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of shares representing a majority of the voting power of the outstanding common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present at the Annual Meeting for the transaction of business, abstentions and broker nominee votes will be included. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a vote against such proposals. Broker “non-votes” are included in determining the number of shares voted on for the proposal to ratify the selection of McGladrey & Pullen, LLP as our independent auditors and will have the same effect as a vote against such proposal. However, broker non-votes will not be counted for the other proposals submitted to stockholders. Directors are elected by a plurality of the votes of the shares of common stock represented and voted at the Annual Meeting and abstentions and broker non-votes will have no effect on the outcome of the election of directors.

PROPOSAL I

ELECTION OF DIRECTORS

Our board of directors is currently comprised of eight members. In accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the terms of office of our board of directors is divided into three classes as nearly equal in size as possible with staggered three-year terms: Class I, whose term will expire at the Annual Meeting of stockholders to be held in 2008, Class II, whose term expires at the Annual Meeting of stockholders on September 21, 2006, and Class III, whose term will expire at the Annual Meeting of stockholders in 2007. Our Class I directors are Paul E. Grutzner, Brian A. Runkel and Carl E. Sheffer, our Class II directors are G. Scott Samuelsen and Thomas J. Tyson, and our Class III directors are Jeffrey P. Beitzel, Alan P. Niedzwiecki and Dale L. Rasmussen.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. The classification of our board of directors could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company.

Pursuant to our strategic alliance with General Motors Corporation (“General Motors”), we have agreed to appoint one individual nominated by General Motors to our board of directors. We also agreed that, during the term of our strategic alliance, we will continue to nominate one individual designated by General Motors to our proposed slate of directors to be presented to our stockholders as necessary for General Motors to retain one seat on our board of directors. During the term of our strategic alliance, General Motors will also be entitled to designate a non-voting “ex-officio” member of the board of directors. The non-voting observer has no authority to exercise the powers of a director in the management of our company. As of the date of this Proxy Statement, General Motors has not presented a director nominee for stockholder vote, nor has General Motors designated a non-voting observer.

Voting Information

Although our board of directors anticipates that all of the nominees will be available to serve as directors, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by our board of directors.

A stockholder submitting a proxy may vote for all or any of the nominees for election to our board of directors or may withhold his or her vote from all or any of such nominees. Directors are elected by a plurality of votes. Abstentions and broker “non-votes”, while included for purposes of satisfying the quorum requirement for the Annual Meeting, will have no effect on the vote. The persons designated in the enclosed proxy will vote your shares FOR each nominee unless instructions otherwise are indicated in the enclosed proxy.

Information About Directors and Nominees for Election

The names of the nominees and the other directors, the year in which each first became a director of our company, their age, principal occupation and certain other information are as follows:

Nominees for Election to Term Continuing Until the Annual Meeting in 2009

G. Scott Samuelsen, age 63, has served as one of our directors since July 2002. Since 1970, Dr. Samuelsen has been a professor of Mechanical and Aerospace Engineering at the University of California, Irvine, where he serves as the director of the National Fuel Cell Research Center and as the director of the Advanced Power and Energy Program. He also leads the Pacific Rim Consortium on Energy, Combustion, and the Environment and serves as co-Chair of the California Stationary Fuel Cell Collaborative. Dr. Samuelsen received B.S., M.S., and Ph.D. degrees in Mechanical Engineering from the University of California, Berkeley.

Thomas J. Tyson, age 73, has served as one of our directors since July 2002. Dr. Tyson served as Chief Executive Officer of Energy & Environmental Research Corp., a developer of advanced technologies to control nitrogen oxide emissions, from 1980 until it was acquired by General Electric in 1999. From July 1999 to July 2004, he held various positions for GE Energy & Environmental Research Corp., including Chief Executive Officer, Director of Special Projects, and consultant. Dr. Tyson received a M.S. in Nuclear Engineering from the University of California, Berkeley and received a B.S. in Mechanical Engineering and a Ph.D. in Aeronautical Engineering from the California Institute of Technology.

The Board of Directors recommends a vote “FOR” election of these nominees.

Directors Whose Term Continues Until the Annual Meeting in 2007

Jeffrey P. Beitzel, age 52, has served as our Chief Operating Officer and as a member of our Board of Directors since March 2005. Mr. Beitzel also serves as President of our Tecstar Automotive Group and as an executive officer of several of Tecstar Automotive Group’s subsidiaries. Prior to our acquisition of Tecstar Automotive Group, Mr. Beitzel served as Co-Chief Executive Officer of Tecstar Automotive Group and he was also an executive officer of several of Tecstar Automotive Group’s subsidiaries. Prior to his affiliation with Tecstar Automotive Group, Mr. Beitzel founded and owned several automotive companies since leaving an engineering position with Ford Motor Company in 1983. These businesses have generally focused on converting automotive design concepts into limited volume production for OEMs. Mr. Beitzel received a B.S. in Mechanical Engineering from Lehigh University.

Alan P. Niedzwiecki, age 49, has served as our President and as one of our directors since February 2002, and was appointed as our Chief Executive Officer in August 2002. Mr. Niedzwiecki served as our Chief Operating Officer from November 2001 until he was appointed as our Chief Executive Officer in August 2002. From October 1999 to November 2001, Mr. Niedzwiecki served as Executive Director of Sales and Marketing. From February 1990 to October 1999, Mr. Niedzwiecki was President of NGV Corporation, an engineering and marketing/commercialization consulting company. Mr. Niedzwiecki has more than 25 years of experience in the alternative fuels industry in product and technology development and commercialization relating to mobile, stationary power generation and refueling infrastructure solutions. Mr. Niedzwiecki is a graduate of Southern Alberta Institute of Technology.

Dale L. Rasmussen, age 56, has served as a member of our board of directors since October 2000, and was appointed as chairman of the board of directors in February 2002. Since April 1984, Mr. Rasmussen has held various positions at IMPCO Technologies, Inc. (“IMPCO”), our previous parent company, including Senior Vice President and Secretary since June 1989, as well as Vice President of Finance and Administration. Prior to joining IMPCO, Mr. Rasmussen was a commercial banker for 12 years at banks that were acquired by Key Bank and U.S. Bank. He received a B.A. in Business Administration and Economics from Western Washington University and is a graduate of the Pacific Coast Banking School.

Directors Whose Term Continues Until the Annual Meeting in 2008

Paul E. Grutzner, age 41, has served as one of our directors since July 2005. Mr. Grutzner founded ClearPoint Financial, an independent pension consulting firm in 2002, and currently serves as the Managing Partner thereof. Prior to founding ClearPoint Financial, Mr. Grutzner held positions consulting on retirement plans with RBC Dain Rauscher and CIBC Oppenheimer. He received a B.S. in Agricultural Economics and Sociology from the University of Wisconsin, Madison.

Brian A. Runkel, age 44, has served as one of our directors since July 2002. Since 1993, Mr. Runkel has served as President of Runkel Enterprises, an environmental consulting firm. Mr. Runkel also serves as Executive Director of the California Environmental Business Council, a non-profit trade and business association representing the California environmental technology and services industries. He received a B.A. in International Relations from George Washington University, and a J.D. from Harvard Law School.

Carl E. Sheffer, age 60, has served as one of our directors since March 2005. Mr. Sheffer is currently Vice President, OEM Relations for SEMA (Specialty Equipment Market Association), the world’s largest showcase of equipment for the automotive aftermarket. He directs all of SEMA’s interaction with OEMs, including their corporate participation in SEMA shows, the technology transfer programs and dealer relations’ initiatives. Mr. Sheffer has been with SEMA since 1999. Between 1972 and commencing his services with SEMA, Mr. Sheffer held a variety of roles in public relations and public policy staff for General Motors. Mr. Sheffer received a B.S. in business administration from Central Michigan University and a Master’s degree from Oakland University.

VOTING SECURITIES

The only class of stock entitled to vote at the Annual Meeting is our common stock. At the close of business on August 14, 2006, there were 58,187,041 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Holders of common stock are entitled to one vote per share. Shares of our Series B common stock are not entitled to vote at the Annual Meeting. As of August 14, 2006, there were 999,969 shares of our Series B common stock outstanding, all of which were held by General Motors.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information about the beneficial ownership of each class of our securities as of July 31, 2006. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by us to beneficially own more than 5% of any class of our outstanding voting securities;

•	each of our directors;

•	each of the named executive officers included in the Summary Compensation Table set forth under the caption “Executive Compensation”; and

•	all current directors and executive officers as a group.

We have determined the beneficial ownership shown in this table in accordance with the rules of the Securities and Exchange Commission (“SEC”). Under those rules, if a person held options or warrants to purchase shares of our common stock that were currently exercisable or exercisable within 60 days of July 31, 2006, those shares are included in that person’s reported holdings and in the calculation of their percentage of our common stock owned. Except as otherwise provided below, the percentage of beneficial ownership is based on 58,187,041 shares of common stock and does not reflect 999,969 shares of Series B common stock outstanding as of July 31, 2006. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of our common stock in the event General Motors transfers such shares to a person that is not controlled by or under common control with General Motors. To our knowledge, each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where we have shown otherwise in the footnotes or where community property laws affect ownership rights. Except where we show otherwise, the address of each of the persons in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
5% or Greater Stockholders
General Motors Corporation (1)	3,513,439	6.0%
PowerShares Exchange - Traded Fund Trust (2)	5,768,029	9.9%
Directors and Executive Officers:
Rasmussen, Dale L. (3)	370,016	*
Grutzner, Paul E. (4)	6,280	*
Runkel, Brian A. (5)	55,000	*
Sheffer, Carl E.	10,587	*
Samuelsen, G. Scott (6)	60,000	*
Tyson, Thomas J. (7)	60,000	*
Niedzwiecki, Alan P. (8)	472,397	*
Beitzel, Jeffrey P.	2,075,000	3.6%
Goad, Douglass C.	1,571,109	2.7%
Anderson, Richard C.	2,759,047	4.7%
Lombardo, Kenneth R.	5,000	*
Moffett, Glenn D. (9)	81,250	*
Olson, W. Brian (10)	343,309	*
Timon, Bradley J.	28,650	*
Schoeffler, Michael H.	94,050
Katona, Joseph E.	8,750	*
All current directors and executive officers as a group (16 persons) (11)	8,000,446	13.7%

*	Represents less than 1%.

(1)	The address of General Motors Corporation is 300 Renaissance Center, Detroit, Michigan 48265.
(2)	The address of PowerShares Exchange-Traded Fund Trust is 301 West Roosevelt Road, Wheaton, Illinois 60187.
(3)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006, and 14,124 shares of unvested restricted stock.
(4)	Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006.
(5)	Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006.
(6)	Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006.
(7)	Includes 5,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006.
(8)	Includes 35,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006, and 42,372 shares of unvested restricted stock.
(9)	Includes 8,750 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006.
(10)	Includes 50,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006, and 35,310 shares of unvested restricted stock.
(11)	Includes an aggregate of 138,750 shares issuable upon exercise of outstanding options that are exercisable within 60 days after July 31, 2006, and 91,806 shares of unvested restricted stock. All shares of unvested restricted stock may be voted by the holders thereof at meetings of our stockholders.

Compliance with Section 16(a) of the Securities and Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of such reports furnished to us or advice that no filings were required, during fiscal year 2006 all directors, executive officers, and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

Compensation of Directors

During our 2006 fiscal year, each director that was not one of our employees was paid $18,000 for membership on the board and an attendance fee of $1,000, plus out-of-pocket expenses, for each board or committee meeting attended. In addition, the chairs of the Audit and Compensation Committees were paid an annual fee of $10,000, and the chair of the Nominating and Governance Committee was paid an annual fee of $5,000. For our 2007 fiscal year, the annual amount that each director that is not one of our employees will be increased to $30,000 a year for membership on the board and the attendance fee for each board and committee meeting attended will be increased to $2,500, plus out-of-pocket expenses.

During our 2006 fiscal year, we paid Mr. Rasmussen consulting fees totaling $450,000 pursuant to a consulting agreement entered into on May 5, 2005. Pursuant to the Consulting Agreement, Mr. Rasmussen provided us with advice and consulting services relative to investor relations, investment, merger and acquisitions strategies, and business operations. Effective May 1, 2006, the Consulting Agreement was terminated and Mr. Rasmussen became a full-time employee of Quantum. (See description contained in the section titled “Employment Agreements and Change in Control Arrangements”). On April 25, 2006, our Compensation Committee awarded Mr. Rasmussen with a cash bonus of $75,000 for his efforts and services under the Consulting Agreement.

Directors are eligible to participate in our 2002 Amended Stock Incentive Plan. On May 1, 2005, each of Messrs. Tyson, Samuelsen, Runkel, and Sheffer received a grant of options to purchase 20,000 shares of our common stock, and Mr. Rasmussen received a grant to purchase 150,000 shares of our common stock, each at an exercise price of $4.29 per share (which was the fair market value of our common stock on the date of grant). On September 15, 2005, Mr. Grutzner received a grant of options to purchase 20,000 at an exercise price of $3.80 per share (which was the fair market value of our common stock on the date of grant) in connection with his appointment to our board. The options vest in equal annual increments over a four-year period and expire ten years from the date of grant. Option grants to directors are at the discretion of management and our board of directors, and we have no specific plans regarding amounts to be granted to our directors in the future.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended April 30, 2006, there were nine regular and special meetings of the board of directors. During such period, each director attended all of the meetings of the board and the committees of the board on which he served during his tenure, except that Mr. Samuelsen was unable to attend a special meeting of the board held via teleconference on February 2, 2006.

Board Independence

Nasdaq listing standards require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the board of directors. After review of all the relevant transactions or relationships between each director (and his family members) and us, our senior management and our independent auditors, our board of directors has affirmatively determined that five of our eight directors (Messrs. Grutzner, Runkel, Sheffer, Samuelsen and Tyson) are independent directors within the meaning of the applicable Nasdaq rules.

Policy on Meetings of Independent Directors

The board of directors has adopted a policy that the independent members of the board shall meet separately on a regular basis in executive session without the presence of non-independent members of the board or members of management.

Stockholder Communications with Directors

We have established a process by which stockholders can communicate with our board of directors. Stockholders may communicate with the board of directors, or an individual member of the board of directors, by sending their communications to the board of directors to the following address:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

Communications received from stockholders are forwarded directly to the board of directors, or to any individual member or members, as appropriate, depending on the facts and circumstances outlined in the communication. The board of directors has authorized our Corporate Secretary, in his or her discretion, to exclude communications that are patently unrelated to the duties and responsibilities of the board of directors, such as spam, junk mail and mass mailings. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out by the Corporate Secretary pursuant to the policy will be made available to any non-management director upon request.

Board Member Attendance at the Annual Meeting

The board’s policy with regard to board members’ attendance at annual meetings is that attendance is not required but members are encouraged to attend the annual meetings, either in person, by telephone or by other similar means of live communication (including video conference or webcast). All of the members of the board attended the annual meeting of stockholders held on September 9, 2005.

Committees of the Board of Directors

Audit Committee.    The members of our Audit Committee are Messrs. Runkel, Samuelsen, and Tyson (Chair). During the fiscal year ended April 30, 2006, there were ten meetings of the Audit Committee. The Audit

Committee reviews our accounting and auditing procedures, reviews our audit and examination results and procedures and consults with our management and our independent auditors prior to the presentation of our financial statements to stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors and reviews the independence of the independent auditors as a factor in making these determinations. The Audit Committee meets alone with our independent auditors and with management in separate executive sessions and grants our independent auditors free access to the Audit Committee at any time.

The board has determined that each current member of the Audit Committee (i) meets the criteria for independence set forth in applicable SEC rules and regulations, including Rule 10A-3(b) under the Exchange Act, (ii) is “independent” as defined in applicable Nasdaq rules, including Rule 4200(a)(15) thereof, (iii) has not participated in the preparation of our financial statements at any time during the past three years, and (iv) is able to read and understand fundamental financial statements.

The board has determined that Thomas J. Tyson has the requisite financial sophistication required under Rule 4350(d)(2) of the Nasdaq Rules and has the requisite attributes of an “audit committee financial expert” in accordance with Item 401(h)(2) of Regulation S-K. Additionally, the board of directors has determined that Mr. Tyson is an “independent director” as that term is defined in Nasdaq Rule 4200(a)(15).

The board of directors has adopted a formal Audit Committee charter, which is available on our website at www.qtww.com.

Compensation Committee.    The current members of our Compensation Committee are Messrs. Runkel, Samuelsen (Chair) and Grutzner. During the fiscal year ended April 30, 2006, there were eleven meetings of the Compensation Committee. The Compensation Committee reviews and makes recommendations to our board of directors concerning salaries and incentive compensation for our directors, officers, and employees, identifies performance measures for our executive officers, oversees the administration of our employee benefit plans and approves new plans. The Compensation Committee administers our 2002 Amended Stock Incentive Plan.

The board of directors has adopted a formal charter of the Compensation Committee, which is available on our website at www.qtww.com.

Nominating and Governance Committee.    The members of our Nominating and Governance Committee are Messrs. Runkel (Chair), Samuelsen and Tyson, each of whom are “independent” under applicable Nasdaq rules. During the fiscal year ended April 30, 2006, there were two meetings of the Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying and recommending qualified individuals to become members of our board of directors; determining the composition of the board and its committees; reviewing board compensation and benefits; reviewing our compliance with the applicable Nasdaq corporate governance listing standards; evaluating compliance with our code of ethics; and implementing processes for effective communication with our stockholders, including reviewing proposals properly submitted to us.

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on our board of directors. In evaluating such nominations, the Nominating and Governance Committee will address membership criteria set forth below under “Directors Qualifications.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Board of Directors of

Quantum Fuel Systems Technologies Worldwide, Inc.

c/o Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

In addition, our bylaws permit stockholders to nominate directors at an annual stockholder meeting. For information about suggesting candidates for consideration at the annual stockholder meeting, see “Proposals of Stockholders” below.

The board of directors has adopted a formal charter of the Nominating and Governance Committee, which is available on our website at www.qtww.com.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee is responsible for monitoring the size and composition of the board and for considering and making recommendations to the board with respect to nominations or elections of directors. The Nominating and Governance Committee will consider candidates proposed by our management or by our stockholders, but is not limited to such candidates. All candidates are evaluated in connection with the criteria set forth below in “Director Qualifications.” Candidates who meet the criteria are interviewed. The Nominating and Governance Committee recommends candidates to the board who meet the criteria and based on the interview for nomination or election consideration. Stockholders who wish to submit a recommendation for a candidate must do so in writing and must include with their recommendation the following information: (i) the candidate’s name, age, business address and residence address; (ii) the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years; (iii) the class and number of shares of the company’s stock that are beneficially owned by the candidate; (iv) any potential conflicts of interest that might prevent or otherwise limit the candidate from serving as an effective member of the board of directors; (v) any other information pertinent to the qualification of the candidate; (vi) the name and record address of the stockholder making the recommendation; and (vii) the class and number of shares of the company’s stock which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation. Candidate recommendations are to be sent to our Corporate Secretary at our principal executive offices, and may be submitted at any time.

Director Qualifications

The charter of the Nominating and Governance Committee provides that director nominees be evaluated based on all factors that the Nominating and Governance Committee considers appropriate, which may include, among other criteria: personal and professional integrity; demonstrated exceptional ability and judgment; broad experience in business, finance or administration; familiarity with our industry; ability to serve the long-term interests of the our stockholders; and sufficient time available to devote to our affairs. The Nominating and Governance Committee must also take into account, as applicable, the satisfaction of any independence requirements or other director qualification standards imposed by law, regulation or listing rules of the Nasdaq Stock Market (or other applicable regulatory agency).

Code of Conduct

We have adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics is posted on our website at www.qtww.com. In addition, we will provide to any person a copy of our Code of Business Conduct and Ethics upon written request to:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attn: Corporate Secretary

17872 Cartwright Road

Irvine, CA 92614

EXECUTIVE COMPENSATION

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report therein.

Compensation Committee Report on Executive Compensation

The Company’s Compensation Committee (the “Committee”) consists entirely of independent directors as defined by the requirements of the Nasdaq Stock Market. The Committee meets at scheduled times during the year, and it also considers and takes action from time to time by written consent. The Committee’s chairman reports on Committee actions and recommendations at each Board meeting. In addition, the Committee has the authority to engage outside advisors, experts and others to assist it in fulfilling its duties. The Committee has furnished the following report on executive compensation for the fiscal year ended April 30, 2006.

Compensation of the executive officers of the Company is designed to attract, incentivize, reward and retain talented individuals who will focus their efforts on profitable revenue growth and long term value for stockholders. The compensation of the Company’s CEO and other executive officers is set at levels that the Committee believes to be reasonable within the context of the Company’s compensation philosophy and in comparison to other companies, considering such factors as size, complexity, the industry and nature of their businesses, the regions in which they operate, the structure of their compensation programs, the highly specialized area of hydrogen storage and fueling, and the availability of compensation information. To accomplish this goal, the Company uses the following five components: base salary, bonus incentive, stock awards, benefits, and perquisites.

For base salary, benefits and perquisites, the Company’s policies and practices are set to compare favorably to public companies in the same or related lines of business which have comparable annual revenues. For annual and long-term incentive pay, the Company pays higher, lower or no incentive awards for higher, lower or worse, respectively, levels of performance. The Committee looks at (1) general survey information for percentile levels of the five components of pay, and (2) a “peer group” of comparable U.S. public companies.

The Committee reviews and approves Company compensation for Officers1 of the Company according to the following three Tier Groups:

Tier 1:	Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chairman of the Board
Tier 2:	Principal Officers
Tier 3:	Other Officers and Management Staff

For the Company’s Officers, the Base Salary, Benefits, and Perquisites are embodied in Employment Agreements with each individual officer. The Committee establishes and approves all Employment Agreements based on input from the Chief Executive Officer, Chief Operating Officer and/or Chairman of the Board and the recommendations of outside compensation consultants as required and engaged by the Committee. The Committee has retained an independent consultant to assist the Committee in fulfilling its responsibilities. The compensation consultant is engaged by, and reports directly to, the Committee. For Tier 1, the Committee formally approves Bonus Incentives and Stock Awards. For Tiers 2 and 3, the Committee approves guidelines for Bonus Incentives and Stock Awards, reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

[1]	Officers encompass “Section 16 Officers” and include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chairman of the Board, Principal Executive Officers, and Other Executive Officers.

On an annual basis at the beginning the Company’s Fiscal Year, the Committee formally reviews and acts, as appropriate, on (1) the Tier 1 compensation, and (2) the guidelines for the Tier 2 and 3 Bonus Incentives and Stock Awards. In addition, the Committee reviews the Compensation Policy for the following year and the composition of the Tier 1, Tier 2, and Tier 3 levels. At the end of the preceding quarter, the Chief Executive Officer, Chief Operating Officer, and/or Chairman of the Board provide (1) proposed changes to the composition of the Tier 1, Tier 2, and Tier 3 levels, and (2) proposed changes to the general guidelines for the Tier 2 and Tier 3 levels.

Base Salary

The base salaries of the executive officers are determined on the basis of each individual’s responsibilities, qualifications, experience and extraordinary contributions to the Company during the preceding year, as well as the salary practices of peer group and other companies with which the Company competes for executive talent. The Committee relies on (i) independent industry surveys and (ii) analyses of pay data from the proxy statements of a select “peer” group of comparable U.S. public companies, to assess salary competitiveness and determine salary ranges for each executive position. The Committee reviews the base salaries of the Company’s executive officers at least annually in accordance with the criteria set forth above, taking into consideration the individual’s performance. The weight that the Committee places on different factors may vary from individual to individual, and necessarily involves both objective and subjective measurements of individual performance. It is the Committee’s current practice to target each of these elements to deliver compensation to each executive officer and all executives as a group in a compensation range between the 50th and 75th percentiles for that group. The Committee recognizes that compensation in excess of the target percentile range may be warranted in certain situations based on factors such as Company performance, the Company’s retention needs, and an executive’s extraordinary contributions or performance.

Bonus Incentive Plan

The Company offers incentive award opportunities annually to its executive officers, pursuant to its Bonus Incentive Plan. Each executive officer is eligible to receive a discretionary bonus, based upon the extent to which he or she achieves collaboratively-determined and documented goals for the individual and the Company for the fiscal year in question. These goals are both quantitative and qualitative, and may include individuals’ personal development goals.

The Committee evaluates the performance against goals of, and sets the bonuses payable to, the Company’s Chief Executive Officer and other executive officers. The Committee takes the following performance factors into account in determining whether bonuses should be awarded to the Company’s executive officers: (i) revenue growth and profitability, (ii) the executive’s individual performance during the year, (iii) major strategic accomplishments, and (iv) the desire of the Board of Directors to retain the executive in the face of competition for executive talent in the industry.

For Tier 2 and Tier 3 management, the Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer. The Committee reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

Stock Awards

The Committee believes that an important component of the compensation paid to the Company’s executives should be derived from equity-based compensation. These awards take the form of stock options and, under certain circumstances, restricted stock. The Committee believes that stock appreciation and stock ownership in the Company are valuable incentives to executives, that the granting of equity-based awards serves to align their interests with the interests of the stockholders as a whole, and that it encourages them to manage the Company in its best long-term interests.

The Compensation Committee grants stock options to the Company’s executive officers under the Company’s 2002 Amended Stock Incentive Plan at prices that are at least equal to the fair market value of the Company’s common stock on the date of grant. The Committee generally makes such grants annually following the end of the Company’s fiscal year (and in some cases at other times during the fiscal year) based in part on the recommendations of the Chief Executive Officer and Chief Operating Officer. The Committee reviews these recommendations, and determines the terms and conditions of any stock options for executive officers, taking into account various factors, including but not limited to the their responsibilities, their relative position in the Company, their expected future contributions to the enterprise, their option grant history and their individual performance. However, the Committee does not give quantitative weight to any particular performance measure.

The Committee’s policy is to prohibit the re-pricing of stock options, including by amending outstanding option to lower their exercise price or by canceling any outstanding options and replacing them with new options. The Committee’s policy is also to require the option and stock awards to vest ratably over a period of time, typical three or four years.

The Committee also approves grants of restricted stock on a selective basis to certain executive officers. It bases its decision whether to grant Company stock, whose restrictions typically lapse ratably over a period of up to five years, on whether the executive has made an extraordinary contribution to the Company’s and stockholders’ interests, and/or whether retaining the executive for at least the period of the restrictions is critical to the enterprise.

For Tier 2 and Tier 3 management, the Committee reviews and approves guidelines presented to the Committee on an annual basis by the Chief Executive Officer. The Committee reviews the recommendation of the Chief Executive Officer and Chief Operating Officer and approves the final awards.

Officer Benefits

The Company’s executive officers receive a range of other benefits, including but not limited to participation a 401(k) savings plan and a non-qualified deferred compensation plan, health and dental coverage, Company-paid term life insurance, and standard and supplemental long-term disability coverage. The Company’s focus on behalf of the executive officer with respect to benefits is to provide or offer the individual adequate financial protection (i) against the “catastrophes” that will interrupt his or her income—the executive’s death or disability, or the illness or injury of the executive or his or her spouse or dependent children—and (ii) for the individual to afford to be able to retire—that is, to be able to stop working, after a career in the workforce, without suffering a significant decline in his or her standard of living. The Company expects the officer to share in the costs of providing certain of these protections, and intends that the individual’s wealth accumulation from participating in the Company’s stock plans will be a significant source of retirement income.

The Company also provides certain of its executive officers with severance benefits in the event of an involuntary termination of employment. A description of those severance benefits is described under the heading “Employment Agreements and Change-in-Control Arrangements.”

Perquisites

The Company provides its executive officers with a limited range of perquisites on a case-by-case basis that it believes is reasonable, competitive and business-justified. These perquisites may include, but are not limited to a monthly car allowance; term life insurance, and memberships in clubs that are used for business purposes.

Compensation of the Chief Executive Officer

In establishing the overall compensation of the Chief Executive Officer, the Committee reviewed all components of his compensation, including base salary, bonuses and equity compensation including accumulated realized and unrealized stock option gains, the dollar value to the executive and the cost to the Company of any perquisites. In addition, the Committee considered a number of factors, including the record of leadership and vision provided by the Chief Executive Officer since the his appointment in 2002; the identification of the Company with the Chief Executive Officer by the Company’s employees, the financial community and the general public; and the recognition by the Committee and others in the Company’s industry of the importance of his leadership, creativity and other personal attributes to the Company’s continued success. The importance of these attributes as they relate to the Chief Executive Officer is deemed critical to the success of the Company and thereby warrants individual consideration. The Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the compensation of the Chief Executive Officer.

Consistent with the Company’s overall executive compensation program, the compensation of the Chief Executive Officer is composed of base salary, bonuses, stock options, and restricted stock awards. The Chief Executive Office also receives certain perquisites and other benefits described above.

Mr. Niedzwiecki received an increase in base salary effective May 1, 2006 from an annual rate of $500,000 to an annual rate of $725,000. On April 25, 2006, the Committee awarded Mr. Niedzwiecki a cash bonus of $75,000 for fiscal 2005. The Committee based its determination on a number of factors including Mr. Niedzwiecki’s efforts in integrating the Tecstar Automotive Group business, the acquisition of Regency Conversions, developing investor relations, implementation of substantial cost cutting initiatives, continued progress on fuel cell vehicle commercialization, and strategic positioning of the Company for long term growth.

During the 2006 fiscal year, the Committee also awarded stock incentive awards to Mr. Niedzwiecki consisting of options to purchase 175,000 shares at an exercise price of $4.29 per share (which was the fair market value of our common stock on the date of grant) and 28,242 shares of restricted stock (having a value of $100,000 on the date of grant). The Committee determined the amount of these awards after reviewing competitive market data and Mr. Niedzwiecki’s individual performance, establishing incentives appropriate for retaining Mr. Niedzwiecki as the Company’s CEO, achieving Company goals, and rewarding Mr. Niedzwiecki for his efforts in integrating the Quantum and Tecstar Automotive Group business.

The Company also provides the Chief Executive Officer with perquisites and other benefits that it believes are reasonable, competitive and consistent with comparable companies and the Company’s overall executive compensation program, including the perquisites and other benefits described above.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid to the CEO or any of the Company’s other four most highly compensated executive officers. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m). Stock options granted under the Company’s 2002 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided stock options are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). The Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Given the Company’s changing industry and business, as well as the competitive market for outstanding executives, the Committee believes that it is important for it to retain the flexibility to design compensation programs consistent with the Company’s overall executive compensation program, even if some executive compensation is not fully deductible by the Company. Accordingly, the Committee may from time to time approve elements of compensation for certain officers that are not fully deductible by the Company, and reserves the right to do so in the future when appropriate.

The Compensation Committee

G. Scott Samuelsen, Chairman

Brian A. Runkel

Paul E. Grutzner

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Messrs. Samuelsen (Chair), Runkel and Grutzner. None of our executive officers serves as a director or member of the Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our Compensation Committee.

Employment Agreements and Change-in-Control Arrangements

Alan P. Niedzwiecki serves as our President and Chief Executive Officer pursuant to an Amended and Restated Employment Agreement entered into on May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The Employment Agreement also provides Mr. Niedzwiecki with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, and (vii) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Niedzwiecki’s termination of employment by the Company without Cause or by Mr. Niedzwiecki for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Niedzwiecki obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Jeffrey P. Beitzel serves as our Chief Operating Officer and as President of our Tecstar Automotive Group pursuant to an Amended and Restated Employment Agreement effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $725,000, subject to annual review. The Employment Agreement also provides Mr. Beitzel with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the choice of the use of a company owned or leased vehicle or a car allowance of $1,000 per month, (vii) fully paid membership in such golf and social clubs that Mr. Beitzel deems appropriate and useful to the Company and (viii) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Beitzel’s termination of employment by the Company without Cause or by Mr. Beitzel for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Beitzel obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

W. Brian Olson serves as our Chief Financial Officer pursuant to an employment agreement entered into on January 10, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $450,000, subject to annual review. The Employment Agreement also provides Mr. Olson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $1,500 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Olson’s termination of employment by the Company without Cause or by Mr. Olson for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Olson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Kenneth R. Lombardo serves as our General Counsel and Vice-President, Legal pursuant to an employment agreement entered into on July 12, 2005. Mr. Lombardo also serves as our Corporate Secretary. The employment agreement with Mr. Lombardo provided for an initial annual base salary of $225,000, for the first twelve months of the term of his agreement, which is subject to annual review. Mr. Lombardo also received a one-time signing bonus of $50,000. Effective May 1, 2006, the Compensation Committee approved an increase to Mr. Lombardo’s base salary to $250,000. The Employment Agreement also provides Mr. Lombardo with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) four weeks paid vacation per year, (v) a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Lombardo’s termination of employment by the Company without Cause or by Mr. Lombardo for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Lombardo obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Michael H. Schoeffler serves as our Executive Vice President—Mergers and Acquisitions pursuant to an Employment Agreement dated March 3, 2005, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $550,000, subject to annual review. The Employment Agreement also provides Mr. Schoeffler with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) supplemental long-term disability coverage, (iv) personal umbrella coverage of at least $10,000,000, (v) four weeks paid vacation per year, (vi) the use of a company owned or leased vehicle, (vii) fully paid membership in such golf and social clubs that Mr. Schoeffler deems appropriate and useful to the Company, (viii) participation in each incentive compensation plan adopted by the Company, (ix) personal tax preparation services, and (x) use of existing office space and existing executive assistant. The Employment Agreement further provides for severance benefits upon Mr. Schoeffler’s termination of employment by the Company without Cause or by Mr. Schoeffler for Good Reason. The severance benefits include: (i) two years of salary, for which Mr. Schoeffler may select salary continuation or a lump-sum payment, (ii) full benefit plan participation in the even that salary continuation is selected, (iii) five years salary and benefits continuation if terminated on account of disability, (iv) two years salary and benefit continuation paid to surviving family if employment is terminated on account of death, (v) the right to compel the repurchase of any of his outstanding stock options. Mr. Schoeffler is bound by non-competition provisions that restrict him from competing with the Company for two years following termination with reasonable cause.

Glenn D. Moffett serves as our Vice President and General Manager of Operations pursuant to an employment agreement entered into on May 1, 2005. Our employment agreement with Mr. Moffett provides an annual base salary of $250,000 per year, which is subject to annual review. During the term of the employment, Mr. Moffett is entitled to receive the same fringe benefits that we generally make available to our executive officers, which currently include medical insurance and participation in our 401(k) and non-qualified deferred compensation plans. Mr. Moffett is also entitled to receive term life insurance, payments to supplement his long- term disability insurance coverage, four weeks of paid vacation each year, paid sick leave and a yearly auto allowance of $12,000 plus reimbursement of related expenses. During the term of his employment, Mr. Moffett will be eligible for an annual cash bonus based on the achievement of performance objectives to be determined by our Compensation Committee. The term of the employment agreement is two consecutive 12-month periods unless terminated earlier by us or Mr. Moffett. Mr. Moffett’s employment can generally be terminated by either us or Mr. Moffett for any reason with 30 days prior written notice, but we can terminate his employment for cause (as defined in his employment agreement) without notice. Subject to the conditions and other limitations set forth in his employment agreement, Mr. Moffett will be entitled to the following separation benefits if we terminate his employment without cause or if he terminates his employment for good reason within 12 months after a change of control (each as defined in his employment agreement): (i) an amount equal to his annual base salary plus his target annual cash bonus for the remaining months of the term of the agreement, payable in equal monthly installments for 12 months following his termination; (ii) continuation of his fringe benefits, term life insurance coverage and payments to supplement his long-term disability insurance coverage for the remaining months of the fiscal year in which the termination occurs; and (iii) accelerated vesting of his outstanding stock options. Mr. Moffett’s eligibility to receive any separation payments or other benefits upon his termination are conditioned upon him remaining available to serve as a consultant to us for 12 months following his termination, executing a general release of liability and complying with certain non-competition provisions set forth in his employment agreement. Mr. Moffett will not be entitled to any separation benefits if we terminate his employment for cause, if he terminates his employment for any reason prior to a change of control, or if he terminates his employment without good reason after a change of control.

Bradley J. Timon serves as our Corporate Controller pursuant to an Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $160,000, subject to annual review. The Employment Agreement also provides Mr. Timon with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) the choice of the use of a Company owned or lease vehicle or a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Timon’s termination of employment by the Company without Cause or by Mr. Timon for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to his base salary, (ii) continuation of medical benefits and term life insurance for one year or until Mr. Timon obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Richard C. Anderson serves as an Executive Vice President of our Tecstar Automotive Group and as President of Wheel to Wheel, LLC, a wholly owned subsidiary of Tecstar Automotive Group, pursuant to an Amended and Restated Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $550,000, subject to annual review. The Employment Agreement also provides Mr. Anderson with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) the choice of the use of a Company owned or leased vehicle or a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Anderson’s termination of employment by the Company without Cause or by Mr. Anderson for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Anderson obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Douglass C. Goad serves as an Executive Vice President of our Tecstar Automotive Group pursuant to an Amended and Restated Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $550,000, subject to annual review. The Employment Agreement also provides Mr. Goad with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) the choice of the use of a Company owned or leased vehicle or a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Goad’s termination of employment by the Company without Cause or by Mr. Goad for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to two times his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Goad obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Joseph E. Katona serves as the Chief Financial Officer of our Tecstar Automotive Group pursuant to an Amended and Restated Employment Agreement that was effective May 1, 2006, and continues until the earliest of either our or his termination of employment or his disability, death or retirement, as set forth in the agreement. The agreement provides for an annual base salary of $180,000, subject to annual review. The Employment Agreement also provides Mr. Katona with the following benefits: (i) the same fringe benefits that are generally made available to the Company’s executive officers, (ii) term life insurance of at least $1,000,000, (iii) supplemental long-term disability coverage, (iv) three weeks paid vacation per year, (v) the choice of the use of a Company owned or leased vehicle or a car allowance of $700 per month, and (vi) participation in each incentive compensation plan adopted by the Company. The Employment Agreement further provides for severance benefits upon Mr. Katona’s termination of employment by the Company without Cause or by Mr. Katona for Good Reason. The severance benefits include: (i) a lump sum cash payment equal to his base salary, (ii) continuation of medical benefits and term life insurance for two years or until Mr. Katona obtains other employment with comparable benefits, (iii) accelerated vesting of all stock awards, and (iv) limited tax gross-up payments to the extent the aggregate severance benefits are subject to excise taxes imposed by Section 280G of the Internal Revenue Code.

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered for the fiscal years indicated for each individual who served as Chief Executive Officer during the last completed fiscal year and the four other most highly compensated executive officers whose total salary and bonus for the fiscal year ended April 30, 2006 exceeded $100,000. These individuals are referred to as the “named executive officers” in this proxy statement.

	Fiscal	Annual Compensation				Long-Term Compensation (2)		All Other
						Restricted Stock	Number of Stock Options
Name and Principal Position	Year	Salary (1)		Bonus		Awards	Granted	Compensation
Alan P. Niedzwiecki President; Chief Executive Officer; Director	2006 2005 2004	$500,000 370,000 345,000		$76,850 101,850 101,110		$100,000 50,000 —	175,000 150,000 340,000	$29,822 17,374 13,150	(5)

Jeffrey P. Beitzel Chief Operating Officer; President of TAG; Director	2006 2005	700,000 111,233	(3)	75,000 30,000	(4)	— —	150,000 150,000	255 —	(6)

Richard C. Anderson Executive Vice President of TAG	2006 2005	550,000 87,397	(3)	20,000 30,000	(4)	— —	20,000 40,000	255 —	(7)

Michael H. Schoeffler Executive Vice President—Mergers and Acquisitions	2006 2005	550,000 87,397	(3)	20,000 30,000	(4)	— —	75,000 125,000	13,769 —	(8)

Douglass C. Goad Executive Vice President of TAG	2006 2005	550,000 87,397	(3)	20,000 30,000	(4)	— —	20,000 40,000	1,401 —	(9)

(1)	Includes amounts deferred by executive officers pursuant to defined contribution plans qualified under the Internal Revenue Service Code Section 401(k) for all fiscal years reported.
(2)	Consists of restricted stock awards and stock options granted under our 2002 Stock Incentive Plan. Restricted stock granted for fiscal 2006 consisted of 28,248 shares awarded to Mr. Niedzwiecki valued at $3.54 per share based upon the latest closing market price of Quantum common stock as of the award date of May 1, 2005. The restricted stock will vest in full on May 1, 2008.
(3)	Represents salary for Tecstar Automotive Group executives during fiscal 2005 for the period subsequent to the merger completed on March 4, 2005.
(4)	Represents bonuses for Tecstar Automotive Group executives paid November 23, 2005 that related to the period from October 4, 2004 through April 30, 2005.
(5)	Consists of $12,000 for automotive allowances, $14,000 for matching contributions pursuant to a defined contribution plan, $585 for a group term life insurance premium, $2,200 for estate planning services, and $1,037 for an athletic club membership.
(6)	Consists of $255 for a group term life insurance premium.
(7)	Consists of $255 for a group term life insurance premium.
(8)	Consists of $7,994 for matching contributions pursuant to a defined contribution plan, $255 for a group term life insurance premium, $1,320 for estate planning services, and $4,200 for an athletic club membership.
(9)	Consists of $1,146 for matching contributions pursuant to a defined contribution plan and $255 for a group term life insurance premium.

Option Grants in Last Fiscal Year

The following table provides summary information regarding options to purchase our common stock granted to each of the named executive officers in fiscal year 2006.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted in Fiscal Year (2)	Exercise Price Per Share	Expiration Date
Name					5%	10%
Alan P. Niedzwiecki	175,000	12.0%	$4.29	7/12/2015	$472,143	$1,196,502

Jeffrey P. Beitzel	150,000	10.3%	4.29	7/12/2015	404,694	1,025,573

Richard C. Anderson	20,000	1.4%	4.29	7/12/2015	53,959	136,743

Michael H. Schoeffler	75,000	5.1%	4.29	7/12/2015	202,347	512,787

Douglass C. Goad	20,000	1.4%	4.29	7/12/2015	53,959	136,743

(1)	Options were granted at the fair market value of Quantum common stock on the date of grant and vest cumulatively at the rate of 25% on the first anniversary of the date of grant and 25% each year thereafter so that the employee is 100% vested after four years. Options may be exercised only while an optionee is employed by Quantum, or within thirty days following termination of such employment. If termination results from death or disability, options may be exercised within one year of the termination date. In no event may options be exercised more than ten years after the date of grant. In the event of a change of control, the board may in its sole discretion give all or certain optionees the right to exercise all or any portion of their unvested options. In addition, all executive officers have agreements that provide for accelerated vesting of any outstanding stock options under certain conditions as described in “Employment Agreements and Change-in-Control Arrangements” above.
(2)	Based on an aggregate of 1,461,000 options granted to Quantum’s employees and directors during the 2006 fiscal year.
(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of the future prices of our common stock.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the value of unexercised options to purchase our common stock held by the named executive officers at the end of fiscal year 2006. There were no exercises of options to purchase our common stock by the named executives during fiscal year 2006.

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Alan P. Niedzwiecki	311,000	505,500	$127,000	$103,400
Jeffrey Beitzel	37,500	262,500	—	—
Richard Anderson	10,000	50,000	—	—
Michael Schoeffler	31,250	168,750	—	—
Douglass Goad	10,000	50,000	—	—

(1)	Calculated by determining the difference between the fair market value of the common stock underlying the options on April 30, 2006 and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information about shares of our common stock that may be issued upon exercise or vesting of options, warrants and other rights under all of our equity compensation plans as of April 30, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	4,968,692	$4.78	581,465	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	4,968,692	$4.78	581,465

(1)	Represents shares available for issuance under our 2002 Amended Stock Incentive Plan as of April 30, 2006. The 2002 Stock Incentive Plan contains an evergreen formula pursuant to which on the first day of each fiscal year, the aggregate number of shares reserved for issuance under the 2002 Amended Stock Incentive Plan will increase by a number of shares equal to 3% of the outstanding shares on the first day of such fiscal year or a lesser number of shares determined by the administrator of the plan. On May 1, 2006, an additional 1,613,223 shares became available under this Plan pursuant to the evergreen provision.

COMPARATIVE STOCK PERFORMANCE

The following information does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report therein.

The following performance graph compares the cumulative stockholder return on our common stock on a quarterly basis (as of the last trading day of the quarter), assuming an initial investment of $100, for the period beginning on July 11, 2002 and ending on June 30, 2006, with the cumulative total return of a broad market index (Nasdaq National Stock Market—CRSP Total Return Index) and an industry index (Nasdaq Transportation Stock Index) for the same period. We paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

Pursuant to the rules and interpretations of the SEC, the chart below is calculated using as the beginning measurement period the closing price of our common stock on July 11, 2002 (the first day of trading of our common stock on the Nasdaq National Stock Market on a “when-issued” basis), which was $5.10. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

Measurement Date	Quantum	Nasdaq National	Nasdaq Trans
7/11/02	100.00	99.99	99.99
7/02	113.73	96.76	94.17
10/02	42.16	97.10	94.40
1/03	58.82	96.41	92.69
4/03	40.78	106.96	108.99
7/03	60.78	126.36	130.12
10/03	178.82	140.64	140.31
1/04	176.47	150.05	135.73
4/04	119.22	139.93	139.91
7/04	111.76	137.64	147.96
10/04	145.10	143.88	161.96
1/05	102.35	150.34	172.95
4/05	69.41	140.39	158.88
7/05	88.24	160.24	177.46
10/05	65.29	155.80	178.39
1/06	98.04	169.12	198.67
4/06	83.14	170.50	206.02
6/06	66.67	160.22	219.71

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with our Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers that provide the maximum indemnity available to directors and officers under Section 145 of the Delaware General Corporation Law and our charter, as well as certain additional procedural protections. We have also entered into employment and related agreements with certain of our executive officers, as described under “Executive Compensation—Employment Agreements and Change-in-Control Arrangements.”

On February 13, 2006, we entered into an Assignment and Assumption Agreement with Cartwright, LLC, under which we assigned for nominal consideration our right to purchase the building located in Irvine, California that is used by the Company as its principal executive offices. Cartwright, LLC is owned equally by Mr. Niedzwiecki, our President and Chief Executive Officer, Mr. Beitzel, our Chief Operating Officer, Mr. Rasmussen, our Chairman of the Board, and an unrelated party. On March 3, 2006, Cartwright, LLC exercised the option and acquired the Irvine building and became our landlord under the lease for that facility. Pursuant to the terms of lease, as amended on August 17, 2004, the base rent was $50,470 per month for the twelve month period ended August 17, 2006. The remaining lease term includes annual scheduled increases on each anniversary date of 3% with abatements of rent for two months (the monthly periods beginning August 17, 2006 and 2007, respectively.). The original term of the lease expires on March 4, 2009 but we have the right to extend the term for an additional 5 years.

Agreements with General Motors

We have entered into a strategic alliance with General Motors regarding the development of fuel cell systems. Under the terms of the strategic alliance, General Motors acquired shares of our stock representing 19.9% of our issued and outstanding capital stock following the distribution. As a result of subsequent issuances of capital stock via public offerings, stock options exercises and in connection with the acquisition of Tecstar Automotive Group, General Motors’ ownership has declined to approximately 7.6% of our issued and outstanding common stock as of August 14, 2006. We entered into the agreements described below with General Motors in connection with the alliance. These agreements have been listed as exhibits to our Annual Report on Form 10-K for the 2006 fiscal year. The following description is only a summary and is qualified by reference to the filed exhibits.

Corporate Alliance Agreement

The Corporate Alliance Agreement between us and General Motors serves to formalize our agreement to work together to advance and commercialize, on a global basis, fuel cell systems, and the market for fuel cells to be used in transportation, mobile, stationary and portable applications. The Corporate Alliance Agreement became effective upon the distribution and has a term of ten years, which ends on July 22, 2012. The agreement provides that:

•	General Motors is obligated to actively support, endorse and recommend us to its customer base;

•	General Motors will assist and provide guidance with respect to our directed research and development of fuel cell applications;

•	we will appoint one individual nominated by General Motors to our board of directors prior to or promptly after the distribution, and thereafter during the term of the agreement we will continue to nominate one individual designated by General Motors to our proposed slate of directors to be presented to our stockholders as necessary for General Motors to retain one seat on our board of directors;

•	General Motors will be entitled to appoint an “ex-officio” board member with non-voting capacity during the term of the agreement;

•	we committed to spend $4.0 million annually for specific research and development projects directed by General Motors to speed the commercialization of our fuel cell related products; and

•	beginning July 24, 2005 for non-automotive applications and July 24, 2008 for automotive applications, we are obligated to provide revenue sharing payments to General Motors based on a percentage of gross revenue derived from sales of applications developed under the strategic alliance. The revenue sharing payments will equal 5% of applicable gross revenue through July 23, 2015, 4% for the ten-year period ending July 23, 2025, 3% for the ten-year period ending July 23, 2035, and 2% for the ten-year period ending July 23, 2045. On July 23, 2045, we will also be obligated to provide a final revenue sharing payment to General Motors equal to the present value of future revenue sharing payments that would otherwise be payable to General Motors on an annual basis assuming an income stream to General Motors of 2% of our gross revenues in perpetuity.

As outlined above, we committed to spend $4.0 million annually for specific research and development projects directed by General Motors to speed the commercialization of fuel cell related products. Since this commitment was waived or partially waived by General Motors for calendar years 2002 through 2005, we anticipate that this commitment will be waived or partially waived in the future. Each party retains the ownership of its existing technology and will jointly own technology that is created under the alliance. We have the opportunity to use jointly created technologies in certain aspects of our business but will be required to share revenue with General Motors on fuel cell system-related products that are sold to General Motors or third parties.

Under the agreement, General Motors has a right of first refusal in the event that we propose to sell, or otherwise transfer our fuel cell-related intellectual property contemplated under the Corporate Alliance Agreement. In the event that we decide to discontinue operations or we are deemed insolvent, General Motors has the right to purchase the intellectual property contemplated under the Corporate Alliance Agreement at a price to be determined by an independent appraisal firm approved by both us and General Motors.

Stock Transfer Agreement

We entered into a Stock Transfer Agreement pursuant to which we agreed to issue to General Motors shares of our Series A common stock representing 19.9% (since diluted to 7.6% as of August 14, 2006) of our total issued and outstanding capital stock after the distribution. We issued the Series A common stock immediately following the distribution. The Series A common stock automatically converted into common stock upon the closing of our initial public offering in January 2003. We also agreed that, subject to limited exceptions, we would not issue any stock in a private placement transaction without the prior written consent of General Motors.

Registration Rights Agreement

General Motors has “piggyback” registration rights. If we propose to register any of our equity securities under the Securities Act other than pursuant to the demand registration rights described above or certain excluded registrations, General Motors may require us to include all or a portion of our registrable securities in the registration and in any related underwriting. Further, if we are eligible to effect a registration on Form S-3, General Motors may demand that we file a registration statement on Form S-3 covering all or a portion of General Motors’ registrable Quantum securities, provided that the registration has an aggregate offering price of at least $10 million. We will not be required to effect more than two such registrations in any twelve-month period. In general, we will bear all fees, costs, and expenses of such registrations, other than underwriting discounts and commissions. We also agreed to take such reasonable actions as are necessary to make Rule 144 available to General Motors for the resale of its registrable securities without registration under the Securities Act.

Master Technical Development Agreement

Under the terms of our Master Technical Development Agreement with General Motors, we have agreed to work with General Motors to facilitate the integration, interface, and optimization of General Motors’ fuel cell systems with our gaseous fuel storage and handling modules. To that end, the agreement provides for the establishment of joint Quantum/General Motors technical teams to implement statements of work with respect to the development of fuel cell applications. In addition, the agreement provides that both we and General Motors will license our fuel cell related technologies to each other for the purpose of developing, manufacturing, and selling the fuel cell applications developed under the strategic alliance.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the company specifically incorporates the report therein.

To the Board of Directors:

The Committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended April 30, 2006.

The Committee has discussed with McGladrey & Pullen, LLP the company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, SEC rules, and other professional standards.

The Committee has received and reviewed the written disclosures and the letter from McGladrey & Pullen, LLP pursuant to Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence. The Committee also discussed with the auditors the material weakness in internal controls related to the Company’s lack of internal resources necessary to apply the numerous complex accounting standards to non-routine transactions in a timely manner and the controls and procedures that management has taken and proposes to take in order to address this issue.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006.

The Committee has also considered whether the provision of services by McGladrey & Pullen, LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in the company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of McGladrey & Pullen, LLP.

The Audit Committee

Thomas J. Tyson, Chair

Brian A. Runkel

G. Scott Samuelsen

PROPOSAL II

RATIFICATION OF APPROVAL OF INDEPENDENT AUDITORS

Our Audit Committee has appointed McGladrey & Pullen, LLP as our independent auditors for the fiscal year ending April 30, 2007. Although not required to be voted upon by the stockholders, our Audit Committee and board of directors deem it appropriate for the approval to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the common stock represented by the proxy for ratification of the approval of McGladrey & Pullen, LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the approval of McGladrey & Pullen, LLP by a majority vote, the approval of independent auditors will be considered by our Audit Committee, although the Audit Committee would not be required to approve different independent auditors. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

The Audit Committee considered whether McGladrey & Pullen, LLP’s provision of any professional services other than its audit of our annual financial statements and reviews of quarterly financial statements is compatible with maintaining such auditor’s independence.

We incurred the following fees related to professional services provided by McGladrey & Pullen, LLP in connection with our 2006 fiscal year:

Audit Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended April 30, 2006 and for review of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year have not been finalized; however, aggregate fees are expected to be in the range of $1.2 million to $1.4 million. Audit fees include the audit of management’s assessment and the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and are expected to be in the range of $0.7 million and $0.8 million.

Audit-Related Fees

The aggregate fees billed by McGladrey & Pullen, LLP for professional services rendered during the 2006 fiscal year, other than services described above under “Audit Fees,” were $0.1 million related to professional services rendered in connection with a Securities and Exchange Commission Staff comment letter received during fiscal 2006.

All Other Fees

McGladrey & Pullen, LLP did not provide professional services related to our 2006 fiscal year for tax compliance, tax planning or for any other non-audit related matters.

Pre-Approval of Services by Auditors

The Audit Committee of our board of directors has adopted a policy requiring that all services provided to us by our independent auditors be pre-approved by the Audit Committee. The policy pre-approves specific types of services that our independent auditors may provide us if the types of services do not exceed specified cost limits. Any type of service that is not clearly described in the policy, as well as any type of described service that would exceed the pre-approved cost limit set forth in the policy, must be explicitly approved by the Audit Committee prior to any engagement with respect to that type of service. The Audit Committee will review the pre-approval policy and establish fee limits annually, and may revise the list of pre-approved services from time to time.

Additionally, the Audit Committee delegated to its chairman the authority to explicitly pre-approve engagements with our independent auditors, provided that any pre-approval decisions must be reported to the Audit Committee at its next scheduled meeting. If explicit pre-approval is required for any service, our Chief Financial Officer and our independent auditor must submit a joint request to the Audit Committee or its chairman describing in detail the specific services proposed and the anticipated costs of those services, as well as a statement as to whether and why, in their view, providing those services will be consistent with the SEC’s rules regarding auditor independence.

The board of directors recommends a vote “FOR” ratification of the appointment of McGladrey & Pullen, LLP as our independent auditors for fiscal year 2007.

PROPOSALS OF STOCKHOLDERS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of Quantum consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals of stockholders intended to be presented at our next annual meeting of stockholders must be received by our Corporate Secretary at the address shown at the top of page one of this Proxy Statement, no later than May 12, 2007 for inclusion in our proxy statement and form of proxy for that meeting. In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our Proxy Statement) to be considered “timely” within the meaning of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and pursuant to our Amended and Restated Bylaws, stockholders must submit such proposals in writing to our Corporate Secretary at the address shown at the top of page one not later than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the annual meeting date was mailed or publicly disclosed. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposed to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner and (ii) the class and number of shares of Quantum which are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER INFORMATION

Our Annual Report to Stockholders for the fiscal year ended April 30, 2006, is enclosed with this Proxy Statement. Copies of our Annual Report on Form 10-K for the year ended April 30, 2006, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon written request to Kenneth R. Lombardo, Corporate Secretary, Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, CA 92614; klombardo@tecstarinc.com; telephone number (248) 588-5588.

OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business that will be presented for action at the Annual Meeting. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Annual Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

By Order of the Board of Directors,

Kenneth R. Lombardo
Corporate Secretary

Irvine, California

August 21, 2006

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

ANNUAL MEETING OF STOCKHOLDERS

September 21, 2006

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Alan P. Niedzwiecki and W. Brian Olson, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), to be held at the Hyatt Regency/Irvine, located at 17900 Jamboree Road, Irvine, California, 92614, on Thursday, September 21, 2006, at 1:30 p.m. local time, or any adjournment thereof, and to vote the number of shares of Quantum’s Common Stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR THE BOARD AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)

☐	WITHHOLD AUTHORITY to vote for both nominees listed below.

(To withhold authority for any individual nominee, strike a line through the nominee’s name on the list below.)

Thomas J. Tyson

G. Scott Samuelsen

2. PROPOSAL TO RATIFY THE APPOINTMENT OF MCGLADREY & PULLEN, LLP as Quantum’s independent auditors for our fiscal year ending April 30, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. In their discretion, the proxy agents named above are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN the enclosed proxy exactly as the name(s) appears herein and return promptly in the accompanying envelope. If the shares are held by joint tenants or as community property, both stockholders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory. Receipt of the Notice of Annual Meeting of Stockholders, Annual Report for the year ended April 30, 2006, and Proxy Statement dated August 21, 2006, is hereby acknowledged by the undersigned.

Dated:                                         , 2006

Signature

Name, typed or printed

Tax identification or social security number